ZVUE Receives Delisting Warning Letter from NASDAQ

SAN FRANCISCO, Calif., April 23 -- ZVUE Corporation (NASDAQ: ZVUE), a global digital entertainment company, today announced that it had received notice on April 18, 2008 from the NASDAQ Stock Market ("NASDAQ") that for the previous 30 consecutive trading days, the Company's common stock closed below the minimum $1.00 bid price per share required by Marketplace Rule 4310(c)(4).

In accordance with Marketplace Rule 4310(c)(8)(D), the Company has 180 calendar days, or until October 15, 2008, to regain compliance. If, at any time before October 15, 2008, the bid price for the Company's common stock closes at $1.00 or more for the minimum 10 consecutive business days required, the NASDAQ staff will provide written notification to the Company that it complies with Marketplace Rule 4310(c)(4), and whether additional requirements to evidence long term compliance need to be demonstrated. If compliance with the rule cannot be demonstrated by October 15, 2008, NASDAQ staff will determine whether the Company meets The Nasdaq Capital Market initial listing criteria set forth in Marketplace Rule 4310(c), except for the bid price requirement, and if so, will provide the Company with an additional 180 calendar day compliance period. If the Company is not eligible for an additional compliance period, the NASDAQ staff will provide written notification that the Company's securities will be delisted. At that time, the Company can appeal the staff's determination to a Listings Qualification Panel.

About ZVUE Corporation
ZVUE Corporation (NASDAQ: ZVUE) is a global digital entertainment company. Its ZVUE Network (comprised of eBaumsWorld.com, Putfile.com, Holylemon.com, UnOriginal.co.uk, YourDailyMedia.com, Dorks.com, FunMansion.com and ZVUE.com) is consistently among the top-five companies providing user-generated video online and ranked in the top 50 online entertainment companies overall by comScore. ZVUE™ personal media players are mass-market priced and currently available for purchase online and in Wal-Mart stores throughout the U.S. For more information, visit www.zvue.com.

ZVUE, HandHeld Entertainment, eBaum’s World, ZVUE Networks, eBaumsWorld.com, Putfile.com, Holylemon.com, UnOriginal.co.uk, YourDailyMedia.com, Dorks.com, FunMansion.com, ZVUE.com and ZVUE are trademarks of ZVUE Corporation. All other trademarks are property of their respective owners.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors including the ability of the company to successfully commercialize its new technologies as well as risk factors set forth from time to time in ZVUE Corporation’s filings with the United States Securities and Exchange Commission, including Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K and other reports filed by the company with the SEC. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. As a result, investors should not place undue reliance on these forward-looking statements.

ZVUE MEDIA AND INVESTOR CONTACT:
Scott Wilson, 415-785-7945, ir@zvue.com